UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.   20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest reported)	November 20, 2015

PANEX RESOURCES INC.
(Exact name of registrant as specified in its chapter)

Nevada	000-51707	00-0000000
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

13 Allegro, Legato, Durbanville, South Africa	7536
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	+41 76 753 4401 / +27 722 478 999

n/a
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01                          ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

We purchased 328,000,000 common shares of our stock from individual shareholders prior to the 31st of August, 2015 for USD$189,908 and a further 10,000,000 common shares of our stock from individual shareholders after the 31st of August, 2015 for USD$5,000.

We purchased 20,000,000 common shares of Burey Gold Limited common stock from Burey Gold Limited in consideration of AUD$400,000 or AUD$0.02 per share.   The shares have an attached 1:1 option.  The option gave us the option to acquire an additional 20,000,000 common shares of Burey Gold Limited in consideration of AUD$100,000 or AUD$0.005 per share.  The option is subject to shareholder approval at the Burey Gold Limited Annual General Meeting to be held the 27th of  November, 2015.  We have exercised the option and purchased the 20,000,000 common shares of Burey Gold Limited subject to the foregoing shareholder approval.

ITEM 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

On November 10, 2015, Cong Mao Huai resigned as a non-executive director of Panex for personal reasons.  Mr. Huai's resignation was not due to, and was not caused by, in whole or in part, any disagreement with Panex, whether related to Panex's operations, policies, practices, or otherwise.

Panex's board of directors solely consists of Mark Gasson.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Panex Resources Inc. has caused this report to be signed on its behalf by the undersigned duly authorized person.

PANEX RESOURCES INC.

Dated:	November 20, 2015	By:	ROSS DOYLE
Ross Doyle – CFO